EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

ATX GROUP, INC.

ARTICLE I.

The name of this corporation is ATX Group, Inc.

ARTICLE II.

The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent at that address is The Corporation Trust Company.

ARTICLE III.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV.

The name and mailing address of the incorporator of the corporation is:

Michael D. Lockwood, Andrews Kurth LLP, 1717 Main Street, Suite 3700, Dallas, Texas 75201

ARTICLE V.

A. Authorized Shares. The corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The aggregate number of shares of capital stock that the corporation shall have authority to issue is 110,000,000, 100,000,000 shares of which shall be Common Stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares of which shall be Preferred Stock, par value $0.01 per share (“Preferred Stock”).

B. Common Stock. Each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the corporation. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the corporation, out of the assets of the corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

C. Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The Board of Directors is expressly authorized, at any time and from time to time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certificates of amendment or designation which are effective without stockholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

1. the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

2. whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

3. the obligation, if any, of the corporation to redeem shares of such series pursuant to a sinking fund;

4. whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

5. whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

6. the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation; and

7. any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

ARTICLE VI.

A. The management of the business and the conduct of the affairs of the corporation shall be managed by, or under the direction of, the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the corporation.

B. Effective upon the closing of an initial public offering of shares of the corporation’s capital stock pursuant to an effective registration statement under the Securities Act of 1933 (an “Initial Public Offering”), the Board of Directors (other than directors elected by the holders of any one or more series of Preferred stock provided for or fixed pursuant to the provisions of this Certificate of Incorporation (the “Preferred Stock Directors”)) shall be divided, by resolution of the Board of Directors, into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders next succeeding the date of closing of an Initial Public Offering; Class II directors shall initially serve until the second annual meeting of stockholders next succeeding the date of closing of an Initial Public Offering; and Class III directors shall initially serve until the third annual meeting of stockholders next succeeding the date of closing of an Initial Public Offering. Commencing with the first annual meeting of stockholders next succeeding the date of closing of an Initial Public Offering, directors of each class the term of which is to expire at such meeting shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.

C. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of the class for which such director shall be chosen and until his successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

D. Except for any Preferred Stock Directors, any director or the entire Board of Directors may be removed from office at any time but only for cause and only by the affirmative vote of at least two-thirds (2/3) in voting power of the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII.

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

ARTICLE VIII.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the corporation may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

ARTICLE IX.

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE X.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) in voting power of the then-outstanding shares of capital stock of the corporation, voting together as a single class, shall be required in order for the stockholders of the corporation to adopt, alter, amend or repeal the Bylaws of the corporation.

ARTICLE XI.

Effective upon the closing of an Initial Public Offering, stockholders of the corporation may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting.

ARTICLE XII.

Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock required by law or this Certificate of Incorporation, any amendment, alteration or repeal of, or the adoption of any provision inconsistent with the provisions of Articles VI, X, XI or XII shall require the affirmative vote of the holders of at least two-thirds (2/3rds) in voting power of the then-outstanding shares of capital stock of the corporation, voting together as a single class.

ARTICLE XIII.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the incorporator named herein, for the purpose of forming a corporation to do business both within and without the State of Delaware and pursuant to the General Corporation Law of the State of Delaware, does make and file this Certificate of Incorporation of ATX Group, Inc., hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 20th day of January, 2004.

/s/ Michael D. Lockwood

Michael D. Lockwood
Incorporator

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